ARIEL INVESTMENT TRUST
FIRST AMENDMENT TO TRANSFER AGENT SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of this 15th day of November, 2010 to the Transfer Agent Servicing Agreement, dated as of July 6, 2007, (the “Agreement”) is entered into by and between ARIEL INVESTMENT TRUST, a Massachusetts business trust, (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the Ariel Discovery Fund; and

WHEREAS, Section 13 of the Agreement allows for its amendment by written agreement executed by the parties and authorized or approved by the Board of Trustees; and

NOW THEREFORE, the parties agree as follows:

           Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ARIEL INVESTMENTS, LLC	U.S BANCORP FUND SERVICES, LLC

By: /s/ Anita M. Zagronik	By: /s/ Michael R. McVoy

Name: Anita M. Zagronik	Name: Michael R. McVoy

Title: Vice President	Title: Executive Vice President

11/2010	1

Amended Exhibit A
to the Transfer Agent Servicing Agreement – Ariel Investment Trust

Fund Names

Separate Series of Ariel Investment Trust

Name of Series
Ariel Fund
Ariel Appreciation Fund
Ariel Focus Fund
Ariel Discovery Fund

11/2010	2